Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 15th day of July, 2016, by and between Party City Holdings Inc., a Delaware corporation (the “Company”), Party City Holdco Inc., a Delaware corporation (“Holdco”), and Daniel Sullivan (the “Executive”) and effective as of August 29, 2016 (or, if later, the date the Executive commences employment with the Company) (the “Effective Date”).

WHEREAS, the Company, Holdco and the Executive desire to set forth in this Agreement the terms and conditions under which the Executive will be employed as the Chief Financial Officer of each of the Company and Holdco effective as of the Effective Date;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. The Company and Holdco shall employ the Executive, and the Executive agrees to, and shall, serve the Company and Holdco, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on December 31, 2019, unless sooner terminated as set forth hereinafter (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company and of Holdco with such duties and responsibilities as are assigned to him by the bylaws or Board of Directors of Holdco (the “Board”) or the Chief Executive Officer of the Company (the “CEO”) consistent with his position as Chief Financial Officer of the Company and Holdco, including, as the Board or the CEO may request, without additional compensation, to serve as an officer or director of certain of the subsidiaries and other affiliates of Holdco and/or the Company. During the Employment Period, the Executive shall report to the CEO.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and Holdco and shall use his reasonable best efforts to carry out the responsibilities assigned to the Executive faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) serve on the board of directors of other companies, so long as the Board approves such appointments (such approval not to be unreasonably withheld), or (iv) manage personal investments, so long as such activities do not compete with and are not provided to or for any entity that competes with or intends to compete with the Company, Holdco or any of their respective subsidiaries and affiliates and do not interfere with the performance of the Executive’s responsibilities as an employee of the Company or Holdco in accordance with this Agreement.

3. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive from the Company an annual base salary of $650,000 (as such amount may be increased from time to time, in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee”), the “Annual Base Salary”), payable in regular intervals in accordance with the Company’s customary payroll practices in effect during the Employment Period.

(b) Annual Bonus. In addition to the Annual Base Salary, during the Employment Period, the Executive shall be eligible to receive annual bonus compensation (the “Annual Bonus”) consistent with the Company’s bonus plan for key executives as in effect from time to time (the “Bonus Plan”). The Annual Bonus (including any pro rata portion thereof, to the extent payable under this Agreement), if any, shall be paid no later than two and one-half months following the end of the calendar year to which such Annual Bonus corresponds. During the Employment Period, the target amount of the Annual Bonus shall be 75% of the Annual Base Salary (the “Target Bonus Amount”) and the maximum amount of the Annual Bonus shall be 150% of the Annual Base Salary, with the actual amount of the Annual Bonus, if any, to be determined by the Board or the Committee in accordance with the Bonus Plan; provided that unless the employment of the Executive is terminated by the Company for Cause, as defined below, or by the Executive without Good Reason, as defined below, prior to the date the Annual Bonus for 2016 is paid, the Executive’s Annual Bonus for 2016 will be not less than the Target Bonus Amount. Except as otherwise provided in Section 5 of this Agreement, for any year during which the Executive is employed by the Company and Holdco for less than the entire calendar year (including a year in which the Executive’s employment is terminated but excluding 2016), the Annual Bonus, if any, shall be determined based on actual performance, pro-rated for the period during which the Executive was employed during such calendar year (based on the number of days in such calendar year the Executive was so employed divided by 365), as determined in good faith by the Board or the Committee.

(c) Other Benefits; Car Allowance. During the Employment Period: (i) the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and shall be entitled to paid vacation, to the same extent and on the same terms and conditions as peer executives; and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all other welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent and on the same terms and conditions as peer executives. The term “peer executives” means the Executive Chairman, Chief Executive Officer and Senior Vice Presidents of the Company, if such positions exist, and if such positions do not exist, the definition of the term “peer executives” shall be determined by the Board or the Committee in good faith. During the Employment Period, the Company will pay the Executive a monthly car allowance equal to $600, which will be paid not later than thirty (30) days after the end of the month to which it relates.

(d) Incentive Equity Grants.

(i) In connection with the commencement of the Executive’s employment with the Company and Holdco, subject to Board or Compensation Committee approval prior to the Effective Date, the Executive will receive a one-time grant of options (the “Options”) on the Effective Date to acquire 100,000 shares of Holdco’s common stock, with an exercise price equal to the closing price of a share of Holdco common stock on the date the Options are granted. Twenty percent (20%) of the Options will vest on each of the first five anniversaries of the Effective Date, subject to the Executive’s continuous employment with Holdco and/or the Company from the Effective Date through the applicable vesting date. The Options will be granted under and subject to the terms of the Company’s Amended and Restated 2012 Omnibus Equity Incentive Plan and a stock option agreement that is substantially similar to the form used to evidence grants to peer executives (as defined above).

(ii) Beginning in 2017, the Executive will also be eligible to receive incentive equity grants under the Company’s new equity compensation program for senior executives, subject to the terms of such program as in effect from time to time and with any grants under such program in the discretion of the Board or the Committee.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement; provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(f) Indemnification. During and after the Employment Period, the Executive shall be entitled to all rights to indemnification available under the by-laws or certificate of incorporation of Holdco and the Company, or to which he may otherwise be entitled, through the Company, Holdco and/or any of their respective subsidiaries and affiliates, in accordance with their respective terms.

4. Termination of Employment.

(a) Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Company or Holdco shall be entitled to terminate the Executive’s employment because of the Executive’s Permanent Disability during the Employment Period. “Permanent Disability” means that the Executive (i) is unable to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) has been determined to be totally disabled by the Social Security Administration. A termination of the Executive’s employment by the Company or Holdco for Permanent Disability shall be communicated to the Executive by written notice and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties in accordance with the provisions of Section 2 before such 30th day. In the event of a dispute as to whether the Executive has suffered a Permanent Disability, the final determination shall be made by a licensed physician selected by the Board and acceptable to the Executive in the Executive’s reasonable judgment.

(b) Other than Death or Disability. The Company or Holdco may terminate the Executive’s employment at any time during the Employment Period with or without Cause upon notice to the Executive.

(c) Good Reason. The Executive may terminate his employment at any time during the Employment Period for Good Reason, upon prior written notice to the Company setting forth in reasonable detail the nature of such Good Reason, as set forth below. For purposes of this Agreement, “Good Reason” is defined as any one or more of the following: any attempt to relocate the Executive to a work location that is more than 100 miles from the Company’s offices in Elmsford, New York; any material diminution in the nature or scope of the Executive’s responsibilities or duties as defined under this Agreement; any material breach by the Company or any affiliate of the Company of any provision of this Agreement or any other written agreement with the Executive, which breach is not cured within twenty (20) days following written notice by the Executive to the Company; or any material failure of the Company to provide the Executive with at least the Annual Base Salary and/or any other compensation or benefits in accordance with the terms of Section 3 hereof, other than an inadvertent failure which is cured within ten (10) business days following written notice from the Executive specifying in reasonable detail the nature of such failure. Notwithstanding the foregoing, the appointment of an interim Chief Financial Officer during and for any period of the Executive’s disability (which may potentially result in a Permanent Disability) will not be considered “Good Reason” (so long as the Executive continues to be compensated pursuant to the terms of this Agreement), until the occurrence of a Permanent Disability as defined in Section 4(a). The Executive’s employment will only be deemed to have been terminated for Good Reason if he gives written notice to the Company setting forth in reasonable detail the nature of such Good Reason, and terminates employment within sixty (60) days of the date of the later of the first occurrence and the Executive’s knowledge of the circumstances giving rise to Good Reason (to the extent the Company has not previously cured the circumstances giving rise to Good Reason).

(d) Change in Control. If there occurs a “Change in Control” (as hereinafter defined) during the Employment Period, and the Executive is not offered employment on substantially similar terms by Holdco or one of its continuing affiliates immediately thereafter, then, for all purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated by the Company other than for Cause effective as of the date of such Change in Control; provided, however, that neither the Company nor Holdco shall have any obligation to the Executive under this Section 4 if the Executive is hired or offered employment on substantially similar terms by the purchaser of the stock or assets of Holdco or the Company, if the Executive’s employment hereunder is continued by Holdco or one of its continuing affiliates or if the Executive does not actually terminate employment. As used herein, a “Change in Control” shall be deemed to have occurred solely upon the occurrence of any of the following events:

(i) a change in the ownership of Holdco within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) as in effect on the date hereof; or

(ii) a change in the ownership of all or substantially all of Holdco’s assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii) as in effect on the date hereof.

Notwithstanding anything to the contrary set forth in d(i) or (ii) hereinabove, no Change in Control shall be deemed to have occurred so long as affiliates of Thomas H. Lee Partners and Advent International Corporation continue to own at least 50% of the stock of Holdco in the aggregate.

(e) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date or the date on which the termination of the Executive’s employment by the Company and Holdco, or by the Executive, is effective, as the case may be, including by reason of the expiration of the Employment Period.

5. Obligations of the Company Upon Termination.

(a) By the Company Upon the Executive’s Death or Permanent Disability. If the Executive dies during the Employment Period or the Company or Holdco terminates the Executive’s employment due to the Executive’s Permanent Disability, the Company shall pay the Executive or his legal representative:

(i) the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall equal the sum of (1) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid; (2) any Annual Bonus that the Executive has earned for a prior full calendar year that has ended prior to the Date of Termination but which has not yet been calculated and paid; (3) any accrued but unpaid vacation pay and (4) any unreimbursed expenses incurred prior to the Date of Termination, including any then unreimbursed car allowance for each month or partial month of employment;

(ii) a pro rata Annual Bonus for the year of death or termination, calculated and paid in accordance with Section 3(b); provided that if such death or termination occurs prior to January 1, 2017, in lieu of such payment, the Executive shall receive not less than the full Target Bonus Amount for 2016, paid in accordance with Section 3(b); and

(iii) if such death or termination occurs on or after January 1, 2017 and before the date on which the Annual Bonus for 2016 is paid, not less than the full Target Bonus Amount for 2016, paid in accordance with Section 3(b) (but without duplication of any Accrued Obligation).

The Accrued Obligations shall be paid in cash within thirty (30) days of the Date of Termination (other than the amount described in clause (2) of the definition of Accrued Obligations, which shall be paid in accordance with Section 3(b)). Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to any payment pursuant to clause (ii) or (iii) of this Section 5(a) unless the Executive (or the Executive’s beneficiary previously designated in writing to the Company or, if no such beneficiary has been so designated, the Executive’s estate, as applicable) shall have, at the written request of the Company or Holdco, executed a release of any and all legal claims substantially in the form attached hereto as Exhibit A (which form may be modified by the Company to the extent necessary to reflect execution by a person other than the Executive) (the “Release”) no later than twenty-one (21) days (or, if so instructed by the Company, forty-five (45) days) following the Date of Termination (which period shall be sixty-five (65) days following the Date of Termination in the case of a termination of the Executive’s employment due to his death) and shall not have revoked the Release in accordance with its terms. The Company shall provide the final Release promptly in connection with any termination of the Executive’s employment hereunder.

(b) By the Company for Cause. If the Executive’s employment is terminated by the Company or Holdco for “Cause” (as hereinafter defined), then the Executive shall be entitled to only the payment of the Accrued Obligations which shall be paid to the Executive in cash in a lump sum within thirty (30) days of the Date of Termination (other than the amount described in clause (2) of the definition of Accrued Obligations, which shall be paid in accordance with Section 3(b)) and neither the Company nor Holdco shall have any further obligation under this Agreement, except as expressly provided herein. For purposes of this Agreement, “Cause” shall mean (1) conviction of the Executive by a court of competent jurisdiction of a felony (excluding felonies under any state or local vehicle and traffic code); (2) any act of intentional fraud in connection with his duties under this Agreement; (3) any act of gross negligence or willful misconduct with respect to the Executive’s duties under this Agreement and (4) any act of willful disobedience in violation of specific reasonable directions of the Board or the CEO consistent with the Executive’s duties; provided, in the case of clause (3) or (4), that the Executive has not cured the circumstances giving rise to “Cause” within fifteen (15) days of the date the Company gives notice to the Executive of its intent to terminate his employment on such basis.

(c) By the Company for any reason other than Cause or by the Executive for Good Reason. If the Executive’s employment is terminated during the Employment Period (i) by the Company or Holdco other than for Cause (including by reason of a Change in Control), death or Permanent Disability or (ii) by the Executive for Good Reason, the Company shall pay to the Executive (A) the Accrued Obligations, paid in cash within thirty (30) days of the Date of Termination (other than the amount described in clause (2) of the definition of Accrued Obligations, which shall be paid in accordance with Section 3(b)); (B) a pro rata Annual Bonus for the year of termination, calculated and paid in accordance with Section 3(b); provided that if such termination occurs prior to January 1, 2017, in lieu of such payment, the Executive shall receive not less than the full Target Bonus Amount for 2016, paid in accordance with Section 3(b); (C) if such termination occurs on or after January 1, 2017 and prior to the date the 2016 Annual Bonus is paid, not less than the full Target Bonus Amount for 2016 (but without duplication of any Accrued Obligation), paid in accordance with Section 3(b); and (D) a severance payment (the “Severance Payment”), in an amount equal to the Executive’s then current Annual Base Salary. The Severance Payment shall be payable in cash in the form of salary continuation over the twelve (12) months following the Date of Termination, with the first payment(s) being payable in arrears on the date that is sixty (60) days following the Date of Termination. Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to any payment pursuant to clauses (B), (C) or (D) of this Section 5(c) unless the Executive shall have executed the Release not later than twenty-one (21) days (or, if so instructed by the Company, forty-five (45) days) following the Date of Termination and shall not have revoked the Release in accordance with its terms. The Company shall provide the final Release promptly in connection with any termination of the Executive’s employment hereunder.

(d) By the Executive other than for Good Reason. If during the Employment Period the Executive terminates his employment with the Company and Holdco other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination (other than the amount described in clause (2) of the definition of Accrued Obligations, which shall be paid in accordance with Section 3(b)) and neither the Company nor Holdco shall have any further obligation under this Agreement except as expressly provided herein.

(e) Expiration of the Term. Unless otherwise terminated pursuant to any of the foregoing clauses of this Section 5, the Executive’s employment hereunder will automatically terminate at the expiration of the Employment Period. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination (other than the amount described in clause (2) of the definition of Accrued Obligations, which, for the avoidance of doubt, shall be the Annual Bonus for the calendar year in which the Employment Period expires and which shall be paid in accordance with Section 3(b)). Upon expiration of the Employment Period, no Severance Payment will be due and no further Restriction Period shall apply.

6. Section 409A. The parties intend for the compensation provided under this Agreement to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations thereunder, “Section 409A”). Notwithstanding the foregoing, in no event shall the Company, Holdco or any of their respective affiliates have any liability to the Executive or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the provisions of Section 409A.

(a) Definitions. For purposes of this Agreement, all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Holdco to be a specified employee under Treasury regulation Section 1.409A-1(i).

(b) Certain Delayed Payments. If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly-traded companies upon separation from service), any such payment or benefit to which the Executive would otherwise be entitled during the six (6) month period following the Executive’s separation from service will instead be provided or paid without interest on the first business day following the expiration of such six (6) month period, or if earlier, the date of the Executive’s death.

(c) Separate Payments. Each payment made under this Agreement shall be treated as a separate payment.

(d) Reimbursements. Notwithstanding anything to the contrary in this Agreement, any reimbursement that constitutes or could constitute nonqualified deferred compensation subject to Section 409A will be subject to the following additional requirements: (i) the expenses eligible for reimbursement will have been incurred during the term of this Agreement, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other taxable year; (iii) reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursement will not be subject to liquidation or exchange for any other benefit.

7. Full Settlement. The Company’s obligations to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and Holdco all secret or confidential information, knowledge or data relating to the Company, Holdco or any of their affiliates and their respective businesses that the Executive obtains during the Executive’s employment by the Company and Holdco (whether before, during or after the Employment Period) and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company and Holdco, except with the prior written consent of the Company or as otherwise required by law. For the avoidance of doubt, nothing contained in this Agreement or any other agreement containing confidentiality provisions or other restrictive covenants in favor of any of Holdco, the Company or any affiliate of either of them, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

9. Noncompetition; Nonsolicitation.

(a) Noncompetition. During the Employment Period, and following termination of the Executive’s employment with the Company, Holdco and any of their affiliates, during the “Restriction Period” (as hereinafter defined), the Executive shall not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or other enterprise or entity (a “person”) that is, or intends to be, engaged in any business which is in competition with any business of the Company, Holdco or any of their respective subsidiaries or affiliates in any geographic area in which the Company, Holdco or any of their respective subsidiaries or affiliates operate, compete or are engaged in such business or at such time intend so to operate, compete or become engaged in such business (a “Competitor”); provided, however, that the foregoing will not prohibit the Executive from participating in or becoming associated with a person if (i) less than 10% of the consolidated gross revenues of such person, together with its affiliates, derive from activities or businesses that are in competition with any business of the Company or any of its subsidiaries or affiliates (a “Competitive Business”) and (ii) the Executive does not, directly or indirectly, participate in, become associated with, or otherwise have responsibilities that relate to the conduct or operations of, any Competitive Business that is conducted by such person or a division, group, or subsidiary or affiliate of such person. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, or owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market).

(b) Nonsolicitation. During the Employment Period, and during the Restriction Period following termination of employment, the Executive shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person or firm that during the three-year period preceding such termination of the Executive’s employment with the Company and Holdco (or, if such action occurs during the Employment Period, on the date such action was taken) is or was engaged in a business relationship with the Company or Holdco, any of their respective subsidiaries or affiliates to terminate its relationship with the Company or Holdco or any of their respective subsidiaries or affiliates or, in the case of any such person, to engage in a business relationship with a Competitor.

(c) No Hire. During the Employment Period, and during the Restriction Period following termination of employment, the Executive will not, except with the prior written consent of the Company, directly or indirectly, induce any employee of the Company, Holdco or any of their respective subsidiaries or affiliates to terminate employment with such entity, and will not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company, Holdco or any of their respective subsidiaries or affiliates unless such person shall have ceased to be employed by such entity for a period of at least twelve months. For purposes of this Section 9(c), “employment” shall be deemed to include rendering services as an independent contractor and “employees” shall be deemed to include independent contractors.

(d) Restriction Period. The term “Restriction Period” as used herein, shall mean the one-year period immediately following the Date of Termination (other than a termination at the expiration of the Employment Period).

(e) Return of Confidential Information. Promptly following the Executive’s termination of employment, including due to expiration of the Employment Period, the Executive shall return to the Company all property of the Company, Holdco and their respective subsidiaries and affiliates, and all copies thereof, in the Executive’s possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.

(f) Injunctive Relief. The Executive acknowledges and agrees that the Restriction Period and the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company and its subsidiaries and affiliates, and the territories covered thereby, are fair and reasonable and the result of negotiation. The Executive further acknowledges and agrees that the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company, Holdco and their respective subsidiaries and affiliates, and the territories covered thereby, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company, Holdco and their respective subsidiaries and affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company and Holdco shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company and Holdco may have at law or in equity. If, at the time of enforcement of Section 8 and/or this Section 9, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, and/or geographical area legally permissible under such circumstances will be substituted for the period, scope and/or area stated herein.

10. Successors.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs and successors.

(b) This Agreement shall inure to the benefit of and be binding upon Holdco, the Company and their respective successors and assigns.

11. Section 280G. In the event that the Company undergoes a change in control at a time when it (or any affiliate of the Company, including Holdco, that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder), if all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or an affiliate, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Executive shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder, together with the other payments or benefits the Executive is so entitled to receive, (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code and all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount otherwise payable hereunder. If it is determined that the Limited Amount will maximize the Executive’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 11 will be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective heirs, successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (with receipt confirmation), addressed as follows:

If to the Executive:	Daniel Sullivan
At his most recent address shown in the Company’s records

If to the Company:	Party City Holdings Inc.
80 Grasslands Road
Elmsford, NY 10523
Attention: Corporate Secretary
Fax no.: (914) 345-2056

or to such other address as either party furnishes to the other in writing in accordance with this Section 11(b). Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations. In addition, the obligations of the Company under this Agreement shall be conditional on compliance with this Section 12(d), and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive.

(e) Any party’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive acknowledges that this Agreement, together with the Exhibit hereto and the other agreements referred to herein except as modified herein or therein, supersedes all other agreements and understandings, both written and oral, between the Executive, on one hand, and the Company and Holdco, on the other, with respect to the subject matter hereof.

(g) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

(h) Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 8 and 9 hereof.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of their respective boards of directors, the Company and Holdco have each caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PARTY CITY HOLDINGS INC.

By:	/s/ James M. Harrison
Name: James M. Harrison
Title: Chief Executive Officer

PARTY CITY HOLDCO INC.

By:	/s/ James M. Harrison
Name: James M. Harrison
Title: Chief Executive Officer

/s/ Daniel Sullivan
DANIEL SULLIVAN

[Signature Page to Employment Agreement]

Exhibit A

FORM OF RELEASE OF CLAIMS

This Release of Claims is provided by me, Daniel Sullivan (or by my designated beneficiary or estate, in the event of my death during my employment), pursuant to the Employment Agreement between me, Party City Holdings, Inc. (the “Company”) and Party City Holdco Inc. (“Holdco”) dated as of July 15, 2016 (the “Employment Agreement”).

This Release of Claims is given in consideration of the severance benefits to be provided to me (or, in the event of my death during my employment, to my designated beneficiary) in connection with the termination of my employment under Section 5 of the Employment Agreement (the “Separation Payments”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. On my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which I have provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment, any tort claims, or any agreements, plans or policies.

For purposes of this Release of Claims, the word “Company” always includes the Company, Holdco the subsidiaries and affiliates of the Company or Holdco and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

Nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

Nothing in this Release of Claims is intended to or does waive or release any rights I may have with respect to (i) coverage under liability insurance or indemnification rights provided or maintained by the Company during, or applicable to, my employment with the Company, or under any other obligation or policy of insurance maintained by the Company in accordance with their respective terms; (ii) any other defense or indemnity right under applicable law; (iii) the enforcement of the right to any payment or benefits due upon the termination of my employment in accordance with the express terms of the Employment Agreement or (iv) any right or claim that cannot, by law, be waived or released through this Release of Claims.

Also excluded from the scope of this Release of Claims is any right to benefits that were vested or eligible for continuation under the Company’s employee benefit plans on the date on which my employment with the Company terminated, in accordance with the terms of such plans.

In signing this Release of Claims, I give the Company assurance that I have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company that were in my possession or control, all as required by and consistent with Section 9(e) of the Employment Agreement. I agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Separation Payments [and the Accrued Obligations, as defined in the Employment Agreement], no further compensation of any kind shall be due to me by the Company, whether arising under the Employment Agreement or otherwise, in connection with my employment or the termination thereof. I also agree that except for any right I and my eligible dependents may have to continue participation in the Company’s health and dental plans under the federal law commonly known as COBRA, my right to participate in any employee benefit plan of the Company will be determined in accordance with the terms of such plan.

I acknowledge that my eligibility for the Separation Payments is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and not revoking it thereafter, but also is subject to my compliance with the covenants contained in the Employment Agreement.

In signing this Release of Claims, acknowledge that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I further acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary and is being done with a full understanding of its terms. I agree that the consideration given for this wavier and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing as required by the ADEA that:

1. I have the right to and am advised by the Company to consult with an attorney prior to executing this Release of Claims; and I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing;

2. I may not sign this Release of Claims prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or, if the Company so instructs, forty-five (45) days) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims;

3. I have seven (7) days following my execution of this Release of Claims to revoke this Release of Claims; and

4. This Release of Claims shall not be effective until the revocation period has expired.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	Date signed:

Party City Holdings Inc.

Name:
Title:

Party City Holdco Inc.

Name:
Title: